Lexaria Closes Second Tranche of Financing

KELOWNA, BC—September 26, 2014 - Lexaria Corp. (OTCQB: LXRP) (CSE: LXX) (the "Company" or "Lexaria") announces it has closed a second tranche of its Private Placement financing announced on August 9 for gross proceeds of US$45,780.

Lexaria will issue 305,200 common shares at US$0.15 and 305,200 full warrants that expire on March 22, 2016 with an exercise price of US$0.25. The Company may accelerate the expiry date of the warrants if the stock price trades above CAD$0.60 cents for 20 consecutive days at any time after 6 months and one day has elapsed.

Further announcements regarding a subsequent tranche closing, and of developments in the medical marijuana sector, will be made as information becomes available.

All issued shares will be subject to a hold period, for any resale into the USA under Rule 144, of six months and one day. Proceeds of the Private Placement will be used for general working capital, for general and administrative needs, and for corporate opportunities in the medical marijuana sector. The Private Placement is subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Lexaria

Lexaria's shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the medical marijuana business will provide any benefit to Lexaria and no assurance that the closed financing will deliver any net benefit to the Company, nor that additional financings will be successful.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.